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                                                                       Exhibit 5

                               BINGHAM DANA LLP
                              150 Federal Street
                               Boston, MA  02110

                               November 14, 2001

Kopin Corporation
695 Myles Standish Boulevard
Taunton, Massachusetts  02780-1042

     Re: Registration Statement on Form S-3 Under the Securities Act of 1933, as amended

Ladies and Gentlemen:

     We have acted as counsel to Kopin Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of up to an aggregate of 3,000,000 shares of the Company's Common Stock, $0.01 par value per share, to be sold by the Company (the "Shares"), pursuant to a Registration Statement on Form S-3 initially filed by the Company with the Securities and Exchange Commission (the "Commission") on November 8, 2001.

     As such counsel, we have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of such corporate records, documents, agreements or other instruments of the Company. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have entirely relied upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document.

     We have also assumed that an Underwriting Agreement by and between the Company and Credit Suisse First Boston Corporation (the "Underwriting Agreement") substantially in the form of Exhibit 1 to the Current Report on Form 8-K of the Company filed with the Commission on November 14, 2001 (the "Form 8-K"), will have been duly executed and delivered pursuant to the authorizing resolutions of the Board of Directors of the Company and that the Shares will be sold and transferred only upon the payment therefor as provided in the Underwriting Agreement. We have further assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.
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                                      -2-

     This opinion is limited solely to the Delaware General Corporation Law, as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

     Based upon and subject to the foregoing, it is our opinion that the Shares have been duly authorized, and that the Shares, when delivered and paid for in accordance with the provisions of the Underwriting Agreement will be validly issued, fully paid, and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the Form 8-K and to the reference to this firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement.

                                        Very truly yours,

                                        /s/ Bingham Dana LLP

                                        Bingham Dana LLP